Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 16, 2004, (except for paragraphs 13 and 14 of Note 1, and Note 9, as to which the date is May 27, 2005) accompanying the consolidated financial statements of Bioenvision Inc. and subsidiaries contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

GRANTS THORNTON LLP

New York, New York

August 4, 2005